UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2024

Gen Digital Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other Jurisdiction of Incorporation)	000-17781 (Commission File Number)	77-0181864 (IRS Employer Identification No.)

60 E. Rio Salado Parkway, Suite 1000

Tempe, AZ 85281

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (650) 527-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GEN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 5, 2024 (the “Closing Date”), Gen Digital Inc. (the “Company” or “Gen”) entered into the First Amendment to Amended and Restated Credit Agreement (the “Amendment”) with the guarantors party thereto, Bank of America, N.A., as administrative agent, each consenting term lender and Wells Fargo Bank, National Association, as additional tranche B-1 term lender (“Additional Tranche B-1 Term Lender”), pursuant to which the Company amended its Amended and Restated Credit Agreement, dated as of September 12, 2022 (the “Existing Credit Agreement”). Pursuant to the Amendment, the Company refinanced its existing $3,690 million term B facility maturing September 12, 2029 (of which approximately $2,443,875,000 was outstanding immediately prior to the Closing Date) with a repriced $2,443,875,000 term B-1 facility (the “Term B-1 Facility” and such repriced term loans, the “Tranche B-1 Term Loans”). The Term B-1 Facility includes additional tranche B-1 term loans (“Additional Tranche B-1 Term Loans”) in an aggregate principal amount equal to $209,388,958.66 made by the Additional Tranche B-1 Term Lender that were used to repay in full the term loans under the initial term B facility made by any non-consenting term lender. The Additional Tranche B-1 Term Loans have the same terms and provisions as the Tranche B-1 Term Loans of the consenting term lenders.

The Tranche B-1 Term Loans will bear interest, at the Company’s option, at either a rate equal to (x) the bank’s base rate plus a 0.75% margin or (y) SOFR, plus a 1.75% margin. Under the terms of the Amendment, the Company may select an interest period of one, three or six months for the Tranche B-1 Term Loans if the SOFR rate is chosen.

Prior to the six month anniversary of the Closing Date, any voluntary prepayment by the Company of loans under the Term B-1 Facility made in connection with a further Repricing Transaction (as defined in the Credit Agreement) is subject to a 1.00% prepayment premium. On and after the six month anniversary of the Closing Date, the Company may voluntarily prepay outstanding loans under the Term B-1 Facility at any time without premium or penalty. Voluntary prepayments under the Credit Agreement may be applied as directed by the Company.

Other than as described above, the loans under the Amendment continue to have the same terms as provided under the Existing Credit Agreement. Additionally, the parties to the Amendment continue to have the same obligations set forth in the Existing Credit Agreement.

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, a copy of which will be be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ended June 28, 2024.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Amendment set forth in Item 1.01 above is incorporated into this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 7th day of June, 2024.

Gen Digital Inc.

By:	/s/ Bryan Ko
Bryan Ko
Chief Legal Officer and Corporate Secretary

3